Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Form S-8, No. 333-212029 and No. 333-152928, and Form S-3, No. 333-224861) of First Financial Northwest, Inc. of our report dated March 13, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of First Financial Northwest, Inc. and Subsidiaries, appearing in this annual report on Form 10-K for the year ended December 31, 2018.

/s/ Moss Adams, LLP

Everett, Washington
March 13, 2019